Exhibit 99.B(d)(7)(vii)

Directed Services LLC

1475 Dunwoody Drive, West Chester, PA 19380

May 1, 2008

ING Partners, Inc.

7337 E. Doubletree Ranch Rd.

Scottsdale, AZ 85258

Ladies and Gentlemen:

Pursuant to the Investment Sub-Advisory Agreement dated March 29, 2002, as amended, between Directed Services LLC and American Century Investment Management, Inc., (the “Sub-Advisory Agreement”) the sub-advisory fee for ING American Century Small-Mid Cap Value Portfolio (the “Portfolio”) was reduced on January 19, 2006.

By our execution of this letter agreement, we hereby notify you of our intention to lower the annual investment management fee for the Portfolio with a corresponding reduction (the “Reduction”) for the period from May 1, 2008 through and including May 1, 2009.  The Reduction shall be calculated as follows:

Reduction = 50% x (the savings to Directed Services LLC from the January 19, 2006 expense reduction)

  Please indicate your agreement to this Reduction by executing below in the place indicated.

Very sincerely,

/s/ Todd Modic
Todd Modic
Vice President
Directed Services LLC

Agreed and Accepted:

ING Partners, Inc.

(on behalf of the Portfolio)

By:	/s/ Kimberly A. Anderson
Kimberly A. Anderson
Senior Vice President